EXHIBIT 99.1

Radnor Second Quarter Net Sales Increase 12.4 Percent on Strong Food Service Packaging Growth (21.5%), Including New Product Introductions, and Higher Selling Prices Worldwide.

Radnor, PA.—(PR NEWSWIRE)—August 15, 2005

For the second fiscal quarter ended July 1, 2005, Radnor Holdings Corporation today announced a 12.4 percent increase in net sales to $121.5 million from $108.1 million in the comparable prior year quarter primarily due to increased selling prices of 13.0% and strong unit volume growth in the North American food packaging business of 12.2%.

“Our financial results for the quarter reflect the challenging raw material and energy cost environment, the outcome of pricing actions and solid volume increases in our packaging business, resulting from our new product introductions, which led to a 21.5% gain in net sales at the segment. We began shipments of new products to customers in January and anticipate additional volume gains and profit improvements as we introduce more products for the institutional and consumer markets as we move through the year. We continue to raise selling prices due to rising costs, improve manufacturing efficiencies, implement cost reductions and grow our business through the introduction of new and innovative products,” said Michael T. Kennedy, Radnor’s Chairman and Chief Executive Officer.

While net sales increased $13.4 million, or 12.4%, during the three months ended July 1, 2005 compared to the three months ended June 25, 2004, gross profit decreased by $4.7 million. Our European operations reported disappointing results due to volatile raw material markets that reduced volumes during the quarter as increased raw material costs and reduced sales volumes were only partially offset by higher selling prices, accounting for much of the decrease in gross profit. In North America, increases in raw material and energy-related costs were partially offset by higher across-the-board selling prices and increased sales volumes at our food packaging operations.

Results of Operations

Three months ended July 1, 2005 compared with the three months ended June 25, 2004

Net sales for the three months ended July 1, 2005 were $121.5 million, a 12.4% increase from $108.1 million for the three months ended June 25, 2004. This increase was primarily a result of higher average selling prices at both the packaging and specialty chemicals operations of 9.9% and 16.2%, respectively, and higher sales volumes at the packaging segment ($6.8 million), partially offset by lower sales volumes at the specialty chemicals operations ($10.0 million).

Gross profit decreased $4.7 million to $16.2 million for the three months ended July 1, 2005 from $20.9 million for the similar three-month period in 2004. This decrease was primarily due to lower gross profit at our European specialty chemicals operations ($3.5 million), resulting from higher raw material costs and reduced sales volumes. In the North American operations, higher raw materials and energy-related costs were only partially offset by the benefits of increased selling prices and higher sales volumes in the foodservice packaging operations.

During the three months ended July 1, 2005, operating expenses of $16.3 million were the same as the three months ended June 25, 2004 as lower selling, general and administrative costs ($1.1 million) related to our cost reduction program were offset by higher depreciation and amortization expenses ($0.8 million) and distribution costs ($0.3 million). As a percentage of net sales, operating costs decreased to 13.4% for the three months ended July 1, 2005 as compared to 15.1% for the three months ended June 25, 2004.

Income (loss) from operations decreased by $4.7 million for the three months ended July 1, 2005 to an operating loss of $0.1 million from operating income of $4.6 million for the comparable period in 2004 due to a $3.1 million decrease at our European specialty chemicals operations, as described above, and a $1.4 million increase in depreciation and amortization expense. Income from operations at our North American operations, excluding depreciation and amortization, decreased by $1.7 million for the three months ended July 1, 2005.

Interest expense increased $1.4 million to $7.8 million during the three months ended July 1, 2005 from $6.4 million in the prior year period primarily due to higher average debt levels and higher interest rates.

Segment Analysis

Packaging Segment Results

The following table summarizes the packaging segment results of operations for the three months ended July 1, 2005 and June 25, 2004.

	Three Months Ended
(dollars in millions)	July 1, 2005	June 25, 2004	Increase (Decrease)	% Change
Net sales	$73.4	$60.4	$13.0	21.5%
Gross profit	11.2	13.6	(2.4)	(17.7)%
Operating expenses	10.3	8.7	1.6	18.4%
Income from operations	0.9	4.9	(4.0)	(81.6)%

Net sales in the packaging segment for the three months ended July 1, 2005 increased $13.0 million to $73.4 million from $60.4 million during the second quarter of 2004. This increase was primarily due to a 12.2% increase in sales unit volumes ($6.8 million) and a 9.9% increase in average selling prices ($5.9 million).

Gross profit decreased $2.4 million to $11.2 million for the three months ended July 1, 2005 compared to $13.6 million for the three-month period ended June 25, 2004. This decrease was primarily caused by increased raw material costs ($7.1 million) and higher energy-related expenses ($1.1 million), as well as higher other manufacturing costs ($2.5 million), resulting from inefficiencies surrounding the initial installation and start-up of new production equipment.

These costs were only partially offset by higher selling prices ($5.9 million) and the impact of increased sales volumes ($2.2 million).

Operating expenses increased $1.6 million to $10.3 million during the three months ended July 1, 2005 from $8.7 million during the same period in the prior year. This increase was primarily due to higher selling and distribution costs ($0.9 million), resulting from higher sales unit volumes, as described above, combined with higher depreciation and amortization expense ($0.3 million). As a percentage of net sales, operating costs decreased to 14.0% for the three months ended July 1, 2005 as compared to 14.4% for the three months ended June 25, 2004.

For the reasons described above, income from operations decreased $4.0 million to $0.9 million for the three months ended July 1, 2005 from $4.9 million in the prior year period.

Specialty Chemicals Segment Results

The following table summarizes the specialty chemicals segment results of operations for the three months ended July 1, 2005 and June 25, 2004.

	Three Months Ended
(dollars in millions)	July 1, 2005	June 25, 2004	Increase (Decrease)	% Change
Net sales	$51.3	$51.1	$0.2	0.4%
Gross profit	5.0	7.3	(2.3)	(31.5)%
Operating expenses	4.0	4.6	(0.6)	(13.0)%
Income from operations	1.0	2.7	(1.7)	(63.0)%

For the three months ended July 1, 2005, net sales in the specialty chemicals segment increased $0.2 million to $51.3 million from $51.1 million during the three months ended June 25, 2004. This increase was primarily due to higher average selling prices, offset almost entirely by lower sales volumes. Net sales included $3.2 million and $3.4 million of sales to the packaging segment for the three months ended July 1, 2005 and June 25, 2004, respectively, which were eliminated in consolidation.

Gross profit decreased $2.3 million, or 31.5%, to $5.0 million for the three months ended July 1, 2005 from $7.3 million for the similar three-month period in the prior year. In the North American operations, higher selling prices more than offset the impact of lower sales volumes, increased raw material costs and the impact of a fire at one of the Company’s North American production facilities, described below, resulting in a $1.2 million increase in gross profit. In the European operations, the impact of lower sales volumes and increased raw material costs ($6.5 million) were only partially offset by higher selling prices ($3.1 million), resulting in a $3.5 million reduction in gross profit.

For the three months ended July 1, 2005, operating expenses decreased by $0.6 million to $4.0 million from $4.6 million in the prior year period primarily due to lower distribution costs ($0.6 million) resulting from reduced sales volumes as discussed above. As a percentage of net sales, operating expenses decreased to 7.8% for the three months ended July 1, 2005 compared to 9.0% for the three months ended June 25, 2004.

For the reasons described above, income from operations decreased $1.7 million to $1.0 million during the three months ended July 1, 2005 compared to $2.7 million in the prior year period.

During the second quarter, one of the Company’s North American Specialty Chemicals facilities suffered a fire. That fire resulted in a loss of production totaling 1.4 million pounds of expandable polystyrene, which represented approximately 3.4% of the North American specialty chemicals operations’ sales for the second quarter. The Company estimates that the reimbursable loss from this insurable event totaled approximately $0.5 million.

Corporate and Other

For the three months ended July 1, 2005, corporate operating expenses decreased $1.0 million to $2.0 million from $3.0 million during the same period in the prior year. This decrease was primarily due to lower general and administrative expenses, resulting from implemented cost savings initiatives, partially offset by higher depreciation and amortization ($0.5 million).

Six months ended July 1, 2005 compared with the six months ended June 25, 2004

Consolidated Results

Net sales for the six months ended July 1, 2005 increased $31.9 million, or 15.6%, to $236.3 million from $204.4 million for the six months ended June 25, 2004. This increase was primarily caused by higher average selling prices at both the packaging and specialty chemicals operations of 8.9% and 19.7%, respectively, higher sales volumes at the packaging operations ($10.5 million) and favorable foreign currency effects ($3.9 million). These increases were partially offset by lower sales volumes, primarily at the European specialty chemicals operations.

Gross profit decreased $5.5 million to $34.1 million for the six months ended July 1, 2005 from $39.6 million for the similar six-month period in 2004. This decrease was primarily due to lower gross profit at our European specialty chemicals operation ($4.0 million), resulting from higher raw material costs and reduced sales volumes. In the North American operations, higher energy-related expenses, raw material costs and manufacturing inefficiencies caused by the start-up of our new foodservice production equipment, as well as the impact of the previously described fire, were partially offset by the benefits of increased selling prices and higher sales volumes in the foodservice packaging operations. In addition, a $0.5 million charge was recorded related to the amendment of the Company’s primary North American styrene monomer requirements contract.

During the six months ended July 1, 2005, operating expenses increased $2.2 million to $32.6 million from $30.4 million for the six months ended June 25, 2004. The increase was primarily due to higher depreciation and amortization expense ($1.1 million) and higher distribution costs ($0.8 million) resulting from higher sales volumes at the packaging operations. As a percentage of net sales, operating costs decreased to 13.8% for the six months ended July 1, 2005 as compared to 14.9% for the same period in the prior year.

For the reasons described above, income from operations decreased by $7.7 million for the six months ended July 1, 2005 to $1.5 million from $9.2 million for the comparable period in 2004.

Interest expense increased $3.2 million to $15.2 million during the six months ended July 1, 2005 from $12.0 million in the prior year period due to higher average debt levels and higher interest rates.

Segment Analysis

Packaging Segment Results

The following table summarizes the packaging segment results of operations for the six months ended July 1, 2005 and June 25, 2004.

	Six Months Ended
(dollars in millions)	July 1, 2005	June 25, 2004	Increase (Decrease)	% Change
Net sales	$137.6	$116.3	$21.3	18.3%
Gross profit	21.0	26.0	(5.0)	(19.2)%
Operating expenses	19.2	15.8	3.4	21.5%
Income from operations	1.8	10.2	(8.4)	(82.4)%

Net sales in the packaging segment for the six months ended July 1, 2005 increased $21.3 million, or 18.3%, to $137.6 million from $116.3 million during the six months ended June 25, 2004. This increase was primarily due to a 9.7% increase in sales unit volumes and an 8.9% increase in average selling prices.

Gross profit decreased $5.0 million to $21.0 million for the six months ended July 1, 2005 compared to $26.0 million for the six months ended June 25, 2004. This decrease was primarily caused by increased raw material costs and higher energy-related expenses ($14.5 million), as well as higher other manufacturing costs ($2.9 million), resulting from inefficiencies experienced during the initial installation and start-up of our new production equipment. These costs were only partially offset by higher selling prices ($10.3 million) and the impact of higher sales volumes ($3.2 million).

During the six months ended July 1, 2005, operating expenses increased $3.4 million to $19.2 million from $15.8 million during the same period in the prior year. This increase was primarily due to higher selling and distribution costs ($1.6 million), resulting from higher sales volumes as described above, combined with higher depreciation and amortization expense ($0.6 million). As a percentage of net sales, operating expenses increased to 14.0% for the six months ended July 1, 2005 compared to 13.6% for the six months ended June 25, 2004.

For the reasons described above, income from operations decreased $8.4 million to $1.8 million for the six months ended July 1, 2005 from $10.2 million in the prior year period.

Specialty Chemicals Segment Results

The following table summarizes the specialty chemicals segment results of operations for the six months ended July 1, 2005 and June 25, 2004.

	Six Months Ended
(dollars in millions)	July 1, 2005	June 25, 2004	Increase (Decrease)	% Change
Net sales	$105.9	$94.4	$11.5	12.2%
Gross profit	13.1	13.6	(0.5)	(3.7)%
Operating expenses	8.9	9.2	(0.3)	(3.3)%
Income from operations	4.2	4.4	(0.2)	(4.6)%

Net sales in the specialty chemicals segment for the six months ended July 1, 2005 increased $11.5 million, or 12.2%, to $105.9 million from $94.4 million during the same period in 2004. This increase was primarily due to higher average selling prices ($18.6 million) and favorable foreign currency effects ($4.5 million), partially offset by lower sales volumes ($11.7 million). Net sales included $7.2 million and $6.3 million of sales to the packaging segment for the six months ended July 1, 2005 and June 25, 2004, respectively, which were eliminated in consolidation.

Gross profit decreased $0.5 million, or 3.7% to $13.1 million for the six months ended July 1, 2005 from $13.6 million for the similar six month period in the prior year. In the European operations, the impact of lower sales volumes and increased raw material costs ($11.0 million) were only partially offset by higher selling prices ($7.3 million), resulting in a $4.0 million decrease in gross profit. In the North American operations, the increase in average selling prices ($11.3 million) more than offset the impact of lower sales volumes, increased raw material costs, and the previously described fire, resulting in a $3.5 million increase in gross profit.

Operating expenses decreased by $0.3 million for the six months ended July 1, 2005 to $8.9 million from $9.2 million in the prior year period primarily due to lower distribution costs ($0.5 million) resulting from lower sales volumes, partially offset by the impact of changes in foreign currency exchange rates ($0.4 million). As a percentage of net sales, operating expenses decreased to 8.4% for the six months ended July 1, 2005 compared to 9.7% for the six months ended June 25, 2004.

For the reasons described above, income from operations decreased $0.2 million to $4.2 million during the six months ended July 1, 2005 compared to $4.4 million in the prior year period.

Corporate and Other

For the six months ended July 1, 2005, corporate operating expenses decreased $1.0 million to $4.5 million from $5.5 million for the six months ended June 25, 2004. The decrease was primarily due to lower general and administrative costs, primarily resulting from implemented cost savings initiatives.

Cautionary Statements

This press release includes certain “forward-looking statements.” These statements are based on management’s current reasonable and good faith expectations. A variety of factors may cause actual results to differ materially from these expectations, including a slowdown in economic growth, changes in the competitive market, increased cost of raw materials and changes in the regulatory environment. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by the Company or any other person. The Company disclaims any obligation to update such statements or to announce publicly the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments.

More detailed information about these and other factors is contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 as filed with the Securities and Exchange Commission.

Company Information

Radnor Holdings Corporation is a leading manufacturer and distributor of a broad line of disposable foodservice products in the United States and specialty chemical products worldwide. We operate 15 plants in North America and 3 in Europe and distribute our foodservice products from 10 distribution centers throughout the United States. For more information about Radnor, visit the company’s web site at www.radnorholdings.com.

RADNOR HOLDINGS CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands)

(Unaudited)

	For the three months ended
	July 1, 2005	June 25, 2004
Net sales	$121,453	$108,105

Cost of goods sold	105,299	87,158

Gross profit	16,154	20,947

Operating expenses:
Distribution	7,667	7,435
Selling, general and administrative	8,613	8,893

Income (loss) from operations	(126)	4,619

Interest, net (1)	7,806	6,424
Income from unconsolidated affiliates	(125)	(151)
Other, net	308	167
Minority interest in operations of consolidated subsidiary	—	(806)

Loss before income taxes	$(8,115)	$(1,015)

(1)	Interest includes amortization of premium and debt issuance costs related to the Company’s senior notes of $0.3 million for the three months ended July 1, 2005 and $0.2 million for the three months ended June 25, 2004.

CONTACT:

Radnor Holdings Corporation

Peri Higgins (Investor Relations), 610-341-9600

PeriHiggins@RadnorHoldings.com